Exhibit 99.2

BeiGene Announces Positive Topline Results from Phase 3 SEQUOIA Trial Comparing BRUKINSA® (Zanubrutinib) to Bendamustine Plus Rituximab in Patients with Treatment-Naïve Chronic Lymphocytic Leukemia

Trial met the primary endpoint at interim analysis, with BRUKINSA significantly prolonging progression-free survival compared to chemoimmunotherapy and safety and tolerability consistent with its known profile

SEQUOIA is the second positive global Phase 3 trial of BRUKINSA in chronic lymphocytic leukemia, following ALPINE in relapsed or refractory setting

CAMBRIDGE, Mass. & BEIJING, China – July 29, 2021 – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global, science-driven biotechnology company, today announced positive topline results from an interim analysis of the Phase 3 SEQUOIA trial comparing BRUKINSA® (zanubrutinib) to bendamustine and rituximab (B+R) in patients with treatment-naïve (TN) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) whose tumor did not exhibit the deletion of chromosome 17p13.1 (del[17p]).

With a median follow-up of 25.8 months, the SEQUOIA trial met the primary endpoint of progression-free survival (PFS) as assessed by independent review committee (IRC), as BRUKINSA achieved a highly statistically significant improvement in PFS compared to B+R.

In addition, the trial demonstrated a statistically significant improvement in PFS per investigator assessment, a secondary endpoint. BRUKINSA was also generally well-tolerated, consistent with its known safety profile.

“The combined clinical evidence from SEQUOIA, ALPINE1, the 205 trial2, and the AU-003 trial3 validates our confidence in BRUKINSA as a regimen which can offer improvements in treatment outcomes for hundreds of thousands of patients living with CLL,” said Jane Huang, M.D., Chief Medical Officer, Hematology at BeiGene. “We are pleased to see that at the interim analysis of the SEQUOIA trial, BRUKINSA significantly prolonged progression-free survival for treatment-naïve CLL patients, and that the demonstrated safety profile was consistent with what we have observed in its global development program with more than 2,300 patients treated with BRUKINSA to date.”

1. Results from the interim analysis of ALPINE with a median follow-up time of 15.3 months were reported at the 2021 European Hematology Association (EHA2021) Congress in June 2021. Available at EHA Open Access Library.

2. Long-term results from BGB-3111-205 with a median follow-up time of 34 months were reported at the EHA2021 Congress in June 2021. Available at EHA Open Access Library.

3. Long-term results from BGB-3111-AU-003 in relapsed or refractory CLL with a median follow-up time of 39.4 months were shared at the BeiGene Investor Conference Call in June 2021. Available ir.beigene.com.

About SEQUOIA

SEQUOIA is a randomized, multicenter, global Phase 3 trial (NCT03336333) designed to evaluate the efficacy and safety of BRUKINSA compared to B+R in patients with TN CLL or SLL. The trial consists of three cohorts:

•Cohort 1 (n=479): randomized 1:1 to receive BRUKINSA (n=241) or B+R (n=238) until disease progression or unacceptable toxicity, in patients not harboring del(17p); data from this group comprise the primary endpoint;

•Cohort 2 (n=110): patients with del(17p) receiving BRUKINSA as a monotherapy; and

•Cohort 3 (enrollment ongoing): patients with del(17p) or pathogenic TP53 variant receiving BRUKINSA in combination with venetoclax.

Patients with del(17p) were not randomized to B+R, as they experience poor clinical outcomes and poor response to chemoimmunotherapy. The primary endpoint of the trial is IRC-assessed PFS. Secondary endpoints include investigator-assessed PFS, IRC- and investigator-assessed overall response rate (ORR), overall survival (OS), PFS and ORR in patients with del(17p), and safety.

Cohort 2, representing high-risk patients treated with BRUKINSA monotherapy, was previously presented at the American Society for Hematology (ASH) Annual Meeting in December 2020. This cohort of patients with del(17p) achieved significant efficacy with an 18-month PFS of 90.6%, as assessed by investigator.

BeiGene plans to consult with global regulatory authorities on next steps and present these data at an upcoming major medical conference.

About Chronic Lymphocytic Leukemia and Small Lymphocytic Lymphoma

Chronic lymphocytic leukemia (CLL) is the most common form of leukemia in adults, with a global incidence of approximately 114,000 new cases in 2017.1,2 CLL affects white blood cells or lymphocytes in the bone marrow.1 Proliferation of cancer cells (leukemia) in the marrow result in reduced ability to fight infection and spread into the blood, which affects other parts of the body including the lymph nodes, liver and spleen.1,3 The BTK pathway is a known route that signals malignant B cells and contributes to the onset of CLL.4 Small lymphocytic lymphoma (SLL) is a non-Hodgkin’s lymphoma affecting the B-lymphocytes of the immune system, which shares many similarities to CLL but with cancer cells found mostly in lymph nodes.5

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is approved in the following indications and regions:

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (United States, November 2019)*;

•For the treatment of MCL in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of relapsed or refractory MCL (United Arab Emirates, February 2021);

•For the treatment of Waldenström’s macroglobulinemia (WM) in adult patients (Canada, March 2021);

•Registered and reimbursed for the treatment of MCL in patients who have received at least one prior therapy (Israel, April 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy (China, June 2021)**; and

•For the treatment of MCL in adult patients who have received at least one prior therapy (Canada, July 2021).

To date, more than 30 marketing authorization applications in multiple indications have been submitted covering the United States, the European Union and more than 20 other countries or regions.

* This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

** This indication was approved under conditional approval. Complete approval for this indication may be contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. We currently market three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis Pharma AG granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 6,900 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the results from the interim analysis of the Phase 3 SEQUOIA trial, the potential clinical benefits and advantages of BRUKINSA compared to chemoimmunotherapy, BeiGene’s plans to consult with global regulatory authorities and present the data, BeiGene's plans for the advancement, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including the risk that preliminary data from the interim analysis of the Phase 3 SEQUOIA trial may differ at the final analysis; the risk that interim and/or final results of the SEQUOIA trial will not support filings for regulatory approvals of BRUKINSA for the treatment of patients with CLL, and the timing of any such filings and potential approvals; clinical data continue to support a risk-benefit profile for BRUKINSA; BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Gabrille Zhou	Liza Heapes or Vivian Ni
+86 10-5895-8058	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com

References
1. American Cancer Society. Cancer Facts & Figures 2021. Atlanta; American Cancer Society; 2021. Available here: Cancer Facts and Figures 2021

2. Global Burden of Disease Cancer Collaboration. Global, Regional, and National Cancer Incidence, Mortality, Years of Life Lost, Years Lived With Disability, and Disability-Adjusted Life-Years for 29 Cancer Groups, 1990 to 2017. JAMA Oncol. 2019;5(12):1749-1768.

3. National Cancer Institute. Chronic Lymphocytic Leukemia Treatment (PDQ®)–Patient Version. Available here: Chronic Lymphocytic Leukemia Treatment (PDQ®)–Patient Version

4. Haselager MV et al. Proliferative Signals in Chronic Lymphocytic Leukemia; What Are We Missing? Front Oncol. 2020; 10: 592205.

5. Cancer Support Community. Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma. Available here: https://www.cancersupportcommunity.org/chronic-lymphocytic-leukemiasmall-lymphocytic-lymphoma